Exhibit 99.1

News Release
Pentair Announces Chief Financial Officer Transition and Provides Preliminary Second Quarter 2026 Financial Results, Revises Full Year 2026 Guidance, and Schedules Second Quarter 2026 Investor Call
LONDON, United Kingdom — July 14, 2026 — Pentair plc (NYSE: PNR), a leader in helping the world sustainably move, improve and enjoy water, life’s most essential resource, announced today that it has initiated a search to identify its next Chief Financial Officer (“CFO”) and that Bob Fishman, Pentair’s former Executive Vice President and CFO, has been appointed Interim Executive Vice President and CFO, effective immediately. Fishman’s appointment follows Nicholas Brazis’ departure from the company on July 10, 2026, to pursue another opportunity at a private company. The company also announced today preliminary financial results for the second quarter of 2026 and provided revised guidance for full year 2026.

CFO TRANSITION

John L. Stauch, President and Chief Executive Officer of Pentair, said, “Our Board and leadership team are pleased to have Bob Fishman rejoin Pentair on an interim basis as we conduct a search for his successor. During Bob’s six year tenure at Pentair, he helped to strengthen our financial foundation and enhance our operating discipline. Given his deep financial expertise, clear understanding of our business and strong relationships across Pentair and the financial community, I am confident he will step back in seamlessly as we execute on our key strategic and financial priorities to build long-term value.”

Bob Fishman said, “I’m excited to return to Pentair and support the company during this transition. Pentair has a strong portfolio, talented team and clear strategy for long-term success. I’m optimistic about the opportunities ahead and look forward to working alongside John and the team to support disciplined execution and create value for our customers, shareholders and employees.”

PRELIMINARY SECOND QUARTER 2026 RESULTS AND FULL YEAR 2026 GUIDANCE

Separately, the company also announced today preliminary results for the second quarter 2026 and provided revised guidance for the full year 2026.

Preliminary Second Quarter 2026 Results:

•Sales are expected to be approximately $930 million, down 17 percent versus previous guide of up approximately 1 percent primarily due to the adverse impact of Pool channel inventory
•Operating income from continuing operations is expected to be approximately $165 million; Adjusted Operating Income is expected to be approximately $235 million as the result of the adverse impact of Pool channel inventory and the positive impact of recoveries of tariffs previously collected under the International Emergency Economic Powers Act (“IEEPA”)
•Earnings per diluted share from continuing operations (“EPS”) are expected to be approximately $0.80 versus previous guidance of $1.39 to $1.42; Adjusted EPS is expected to be approximately $1.12 versus previous guide of $1.47 to $1.50 as the result of the adverse impact of Pool channel inventory and the positive impact of IEEPA refunds
•The company estimates that the destocking of inventory in the Pool channel negatively impacted Pool segment sales by approximately $170 million and Pool segment income by approximately $105 million
•The company’s results are expected to include approximately $35 million of IEEPA refunds
Revised Full Year 2026 Guidance:
•Sales are expected to be down approximately 4 percent to 7 percent versus previous guide of up 2 percent to 4 percent mostly attributable to destocking of inventory in the Pool channel and right sizing of channel inventory in preparation for the 2027 pool season
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•Operating income from continuing operations is expected to be down approximately 1 percent to 6 percent; Adjusted Operating Income is expected to be down approximately 5 percent to 9 percent as the result of the adverse impact of Pool channel inventory and the positive impact of IEEPA refunds
•GAAP EPS is expected to be approximately $3.90  to $4.10 versus the previous guide of $4.83 to $4.93; Adjusted EPS is expected to be approximately $4.60 to $4.80 versus previous guide of $5.30 to $5.40 as a result of the adverse impact of Pool channel inventory and the positive impact of IEEPA refunds
•The company’s net income from continuing operations for the year is expected to be approximately $635 million to $670 million; EBITDA for the year is expected to be approximately $1,050 million
•The company estimates that the destocking of inventory in the Pool channel negatively impacts Pool segment sales by approximately $250 million and Pool segment income by approximately $155 million
•The company’s results are expected to include approximately $35 million to $50 million of IEEPA refunds
Reconciliations of GAAP to non-GAAP measures are in the attached financial tables.
Second quarter performance was impacted by a decline in Pool sales largely attributed to a more pronounced inventory realignment with major channel partners than previously estimated and worsening business conditions, including higher interest rates and inflation. The company’s full year 2026 guidance includes destocking of inventory in the Pool channel and right sizing of channel inventory in preparation for the 2027 pool season. Pentair is taking decisive actions to address near-term challenges in the Pool segment by strengthening its relationships with channel partners – including dealers, distribution partners, and service professionals – accelerating the development of new, innovative products and enhancing its technical support solutions. With the leading brand position in the industry, and the most advanced technology to serve customers, Pentair is confident in the fundamentals of its Pool business and the compelling opportunities ahead to drive growth.
The company’s Flow and Water Solutions segments and corporate spending are expected to perform roughly in line with prior guidance for the second quarter and full year 2026.
In addition, the company repurchased approximately 2.0 million shares for $150 million during the second quarter of 2026.
John L. Stauch, Pentair’s President and Chief Executive Officer commented, “We believe these headwinds are temporary and we are taking decisive actions to adapt the business to current demand levels while positioning it to return to normalized performance in 2027. We are confident that these actions will bring us closer to our dealers, accelerate innovation and drive long-term growth. Our Pool business is an industry leader with a premier brand, strong customer base, and a large install base, with leading positions in energy-efficient and smart connected pool technologies. Importantly, our Flow and Water Solutions segments performed generally in line with expectations as we continue to successfully execute our growth agenda, demonstrating the strength and balance of our portfolio.”
Bob Fishman said, “We have assessed our full year forecast and feel confident that we can execute successfully in 2026 and position ourselves for significant growth in 2027. With a solid balance sheet, strong cash flow, a balanced capital deployment strategy and a resilient business model, we remain well positioned to deliver long-term shareholder value.”

The company has posted a slide presentation discussing the inventory and IEEPA recovery dynamics, which can be found at Pentair’s investor relations website at https://investors.pentair.com.

SECOND QUARTER 2026 INVESTOR CALL DETAILS

Pentair executives intend to provide further details regarding actions underway to address the temporary headwinds and position the Pool business for growth when it reports second quarter 2026 earnings results before the opening of the New York Stock Exchange on Tuesday, July 28, 2026. The company will also hold a conference call with investors at 9:00 a.m. Eastern Time that day.

Related presentation materials will be posted to the “Investor Relations” section of the company's website (www.pentair.com) prior to the conference call.

The call can be accessed via webcast through the “Investor Relations” section of Pentair’s website or by dialing 1-844-481-2705 or 1-412-317-0661 along with participant passcode PENTAIR. A replay of the conference call will be available through August 25, 2026 by dialing 1-855-669-9658 or 1-412-317-0088, along with the participant passcode 7301919.

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CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

The preliminary financial results for the second quarter 2026 represent the most current information available to management and reflect estimates and assumptions. Our actual results may differ materially from these preliminary results due to the completion of our financial closing procedures, final adjustments and other developments that may arise between the date of this release and the time that financial results for the second quarter 2026 are finalized. The foregoing preliminary financial results have not been compiled or examined by our independent registered public accounting firm nor has our independent registered public accounting firm performed any procedures with respect to this information or expressed any opinion or any form of assurance of such information. These preliminary financial results should not be viewed as a substitute for full financial statements prepared in accordance with U.S. GAAP or as a measure of performance.

This release contains statements that we believe to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, are forward-looking statements. Without limitation, any statements preceded or followed by or that include the words “targets,” “plans,” “believes,” “expects,” “intends,” “will,” “likely,” “may,” “anticipates,” “estimates,” “projects,” “should,” “would,” “could,” “positioned,” “strategy,” or “future” or words, phrases, or terms of similar substance or the negative thereof are forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, assumptions and other factors, some of which are beyond our control, which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors include the overall global economic and business conditions impacting our business, including the strength of housing and related markets and conditions relating to international hostilities; supply, demand, logistics, competition and pricing pressures related to and in the markets we serve; the ability to achieve the benefits of our restructuring plans, cost reduction initiatives and Transformation Program; the impact of raw material, logistics and labor costs and other inflation; volatility in currency exchange rates and interest rates; failure of markets to accept new product introductions and enhancements; the ability to successfully identify, finance, complete and integrate acquisitions; risks associated with operating foreign businesses; the impact of seasonality of sales and weather conditions; our ability to comply with laws and regulations; the impact of changes in laws, regulations and administrative policy, including those that limit U.S. tax benefits or impact trade agreements and tariffs; the outcome of litigation and governmental proceedings; and the ability to achieve our long-term strategic operating and sustainability goals and targets. Additional information concerning these and other factors is contained in our filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2025. All forward-looking statements, including all financial forecasts, speak only as of the date of this release. Pentair assumes no obligation, and disclaims any obligation, to update the information contained in this release.

ABOUT PENTAIR PLC

At Pentair, we help the world sustainably move, improve and enjoy water, life’s most essential resource. From our residential and commercial water solutions, to industrial water management and everything in between, Pentair is a core large cap value S&P 500 equity stock focused on smart, sustainable water solutions that help our planet and people thrive.
Pentair had revenue in 2025 of approximately $4.2 billion, and trades under the ticker symbol PNR. With approximately 9,000 global employees serving customers in more than 150 countries, we work to help improve lives and the environment around the world. To learn more, visit www.pentair.com.

PENTAIR CONTACTS

Jeff Thompson	Rebecca Osborn
Vice President, Investor Relations	Vice President, Communications
Direct: 763-656-5575	Direct: 763-656-5589
Email: jeff.thompson@pentair.com	Email: rebecca.osborn@pentair.com
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Pentair plc and Subsidiaries
Reconciliation of GAAP to Non-GAAP Financial Measures for the Year Ending December 31, 2026
Excluding the Effect of Adjustments (Unaudited)

	Actual	Estimate	Forecast
In millions, except per-share data	First Quarter	Second Quarter	Full Year
Net sales	$1,036.7	$930	approx	Down 4% - 7%
Operating income	210.0	165	approx	Down 1% - 6%
Return on sales	20.3%	18%
Adjustments:
Restructuring and other	21.4	35	approx	55
Transformation costs	11.5	20	approx	30
Intangible amortization	15.7	15	approx	60
Equity income of unconsolidated subsidiaries	0.5	—	approx	5
Adjusted operating income	259.1	235	approx	Down 5% - 9%
Adjusted return on sales	25.0%	25%
Net income from continuing operations—as reported	160.8	130	approx	$635 - $670
Adjustments to operating income	48.6	70	approx	145
Income tax adjustments	(10.4)	(20)	approx	(35)
Net income from continuing operations—as adjusted	$199.0	$180	approx	$745 - $780
Continuing earnings per ordinary share—diluted
Diluted earnings per ordinary share—as reported	$0.98	$0.80	approx	$3.90 - $4.10
Adjustments	0.24	0.32	approx	0.70
Diluted earnings per ordinary share—as adjusted	$1.22	$1.12	approx	$4.60 - $4.80

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Pentair plc and Subsidiaries
Reconciliation of GAAP to Non-GAAP Financial Measures for the Year Ending December 31, 2025
Excluding the Effect of Adjustments (Unaudited)

In millions, except per-share data	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
Net sales	$1,010.4	$1,123.1	$1,022.0	$1,020.5	$4,176.0
Operating income	203.1	217.7	231.7	205.0	857.5
Return on sales	20.1%	19.4%	22.7%	20.1%	20.5%
Adjustments:
Restructuring and other	10.5	10.4	0.2	10.2	31.3
Transformation costs	9.1	12.5	10.8	8.4	40.8
Intangible amortization	14.2	14.3	13.9	15.7	58.1
Legal accrual adjustments and settlements	—	—	—	11.6	11.6
Asset impairment and write-offs	5.2	41.8	1.5	0.6	49.1
Deal-related costs and expenses	—	—	4.1	—	4.1
Equity income of unconsolidated subsidiaries	0.4	—	0.4	0.2	1.0
Adjusted operating income	242.5	296.7	262.6	251.7	1,053.5
Adjusted return on sales	24.0%	26.4%	25.7%	24.7%	25.2%
Net income from continuing operations—as reported	154.9	148.5	184.3	161.8	649.5
Loss on sale of business	—	26.3	—	—	26.3
Pension and other post retirement mark-to-market loss	—	—	—	2.4	2.4
Adjustments to operating income	39.0	79.0	30.5	46.5	195.0
Income tax adjustments	(9.7)	(23.3)	(9.5)	(16.0)	(58.5)
Net income from continuing operations—as adjusted	$184.2	$230.5	$205.3	$194.7	$814.7
Continuing earnings per ordinary share—diluted
Diluted earnings per ordinary share—as reported	$0.93	$0.90	$1.12	$0.98	$3.93
Adjustments	0.18	0.49	0.12	0.20	0.99
Diluted earnings per ordinary share—as adjusted	$1.11	$1.39	$1.24	$1.18	$4.92
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Pentair plc and Subsidiaries
Reconciliation of Net Income from Continuing Operations to EBITDA for the Year Ending December 31, 2026 (Unaudited)

In millions		Full Year at Midpoint Outlook
Net income from continuing operations	approx	$650
Adjustments:
Intangible amortization	approx	60
Restructuring and other	approx	55
Transformation costs	approx	30
Net interest expense	approx	75
Provision for income taxes	approx	110
Adjusted operating income	approx	$980
Adjustments:
Depreciation	approx	70
EBITDA	approx	$1,050
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